Contact: Susan Tomera Angeletti

724-465-4870

TO BE RELEASED

4:00 p.m., March 16, 2004

S&T Bancorp Declares Quarterly Cash Dividend

Indiana, Pennsylvania - The Board of Directors of S&T Bancorp, Inc. (NASDAQ NMS: STBA) declared a $0.26 per share cash dividend at its regular meeting held March 15, 2004. The dividend is payable on April 23, 2004 to shareholders of record on March 31, 2004. This dividend represents a 4.0 percent increase over the same period last year and a 3.5 percent annualized yield using the March 15, 2004 closing stock price of $29.80.

Headquartered in Indiana, PA, S&T Bank, the principal subsidiary of S&T Bancorp, Inc., operates 49 offices within Allegheny, Armstrong, Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson and Westmoreland counties. With assets of $2.9 billion, S&T Bancorp, Inc. stock trades on the NASDAQ National Market System under the symbol STBA.